Exhibit 23.1

Consent of Independent Auditors

Board of Directors
ARS Networks, Incorporated
Champlain, New York

To: ARS Networks, Incorporated

As independent certified public accountants, we hereby consent to the use  in this Registration Statement on Form S-8, of our report ,which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern dated April 25, 2003 , included in ARS Networks, Incorporated 's Annual Report on Form 10-KSB for the year ended January 31, 2003, and to all references to our Firm included in this Registration Statement

New York, New York
June 24, 2003

/s/ Russell Bedford Srefanou Merchandani LLP

Russell Bedford Stefanou Merchandani LLP
June 24, 2003